Exhibit 5.1

June 22, 2026	102317.00012

Datavault AI Inc.

One Commerce Square

2005 Market Street, Suite 2400

Philadelphia, PA 19103

Re:	Datavault AI Inc. Offering of Warrants to Purchase up to 2,727,272 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Datavault AI Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated June 22, 2026 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-294502) filed with the Commission under the Act on March 20, 2026 (the “Registration Statement”), and the related prospectus, dated March 25, 2026, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of (i) warrants to purchase up to 2,727,272 shares (the “Participation Warrants”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) up to 2,727,272 shares of Common Stock issuable upon exercise of the Participation Warrants (the “Warrant Shares”), pursuant to the terms of the Maxim Letter Agreement (as defined below). The Participation Warrants are being issued pursuant to the terms of a letter agreement, dated as of May 26, 2026 (the “Maxim Letter Agreement”), by and between the Company and Maxim Group LLC (“Maxim”), which agreement was entered into in connection with the settlement of certain matters between the Company and Maxim and in consideration of Maxim’s waiver of its right of participation with respect to certain transactions under Section 2(a)(vi) of that certain equity distribution agreement, dated July 21, 2025, by and between the Company and Maxim.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Maxim Letter Agreement, the Company’s certificate of incorporation, as amended, and the Company’s bylaws, as amended, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Maxim Letter Agreement is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their terms and that they have not been amended or terminated orally or in writing; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Participation Warrants, when issued in accordance with the Maxim Letter Agreement, will be valid and binding obligations of the Company, and (ii) the Warrant Shares, when issued, delivered and paid for in accordance with the terms of the Participation Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP